Exhibit 99.1

LM Funding Announces 1-for-6 Reverse Stock Split to Ensure Compliance with Nasdaq Continued Listing Requirements and to Attract a Broader Audience of Investors

TAMPA, FL / ACCESSWIRE / March 8, 2024 / LM Funding America, Inc. (NASDAQ:LMFA) ("LM Funding" or "LMFA"), a cryptocurrency mining and technology-based specialty finance company, today announced a 1-for-6 reverse stock split of its outstanding common stock, effective at 12:01 a.m. Eastern time on March 12, 2024. Beginning March 12, 2024, LM Funding’s common stock will trade on a split-adjusted basis.

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, "We believe that our business fundamentals are currently strong and that we continue to make good progress, as evidenced by our 1700% year-over-year revenue growth in the third quarter of 2023. Notably, as previously reported, the stockholders’ equity of LM Funding was $35.9 million, or $2.45 per share (or $14.70 per share after giving effect to the reverse split announced today), as of September 30, 2023, and yet our current share price remains below the Nasdaq minimum bid price requirement of $1.00. We believe this share consolidation will not only ensure we meet the continued listing requirements, but also help us to attract a broader universe of investors, including institutional investors and retail brokers that encounter share price restrictions. Importantly, the pro-rata ownership of each shareholder will remain unchanged as a result of the reverse split, and we believe this share consolidation will tighten our public float and enhance our capital structure as we continue to execute on our business model.”

At LM Funding’s Annual Meeting of Shareholders (the “Annual Meeting”) held on November 9, 2023, the Company’s shareholders approved a proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio within the range of one-for-two (1:2) to one-for-ten (1:10), as determined by the Company’s Board of Directors. On February 23, 2024, the Board of Directors adopted a resolution approving and authorizing a 1-for-6 reverse split, and on March 7, 2024, LM Funding filed a Certificate of Amendment to its Certificate of Incorporation to effect the reverse stock split effective as of March 12, 2024. There will be no change to the total number of authorized shares of LM Funding Common Stock as set forth in the Certificate of Incorporation of the Company, as amended.

LM Funding’s shares of common stock will continue to trade on the NASDAQ under the symbol “LMFA.” The new CUSIP number for the Company’s common stock post reverse stock split is 502074503.

Upon the effectiveness of the reverse stock split, every 6 shares of LM Funding’s issued and outstanding common stock will automatically be converted into one share of common stock. No fractional shares will be issued. Any fraction of a share of common stock that would be created as a result of the reverse stock split be rounded up to the next whole share.

About LM Funding America:

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LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Company Contact: Crescendo Communications, LLC Tel: (212) 671-1021 Email: LMFA@crescendo-ir.com

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